UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2010

LKQ CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50404	36-4215970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 North LaSalle Street, Suite 3300

Chicago, IL 60602

(Address of Principal Executive Offices)(Zip Code)

(312) 621-1950

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

LKQ Corporation (“LKQ”) and LKQ Delaware LLP have entered into a Third Amendment to Credit Agreement; And Second Amendment to Guarantee and Collateral Agreement (together, the “Third Amendment”) with the several lenders party to the Credit Agreement. The Third Amendment became effective on November 19, 2010. The Third Amendment amends LKQ’s current credit arrangements by (a) removing the maximum aggregate consideration that LKQ can spend on acquisitions, (b) expanding LKQ’s ability to use proceeds from debt offerings to include capital expenditures and voluntary prepayments of outstanding amounts under the Credit Agreement, (c) increasing the U.S. letter of credit sublimit from $35 million to $50 million, (d) allowing LKQ to enter into hedge agreements to protect against fluctuations of commodity prices (in addition to fluctuations of interest rates and foreign exchange rates), (e) increasing the annual maximum amount of permitted dispositions of assets from $20 million to $50 million, (f) authorizing LKQ to engage in asset swaps, (g) increasing the amount allowed to be invested in subsidiaries that are not guarantors under the Credit Agreement from $25 million to $30 million each calendar year ($45 million for 2010), and (h) making certain other technical changes and clarifications. The above description of the Third Amendment is qualified in its entirety by reference to the Third Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. On November 19, 2010 LKQ issued a press release regarding the Third Amendment. A copy of LKQ’s press release is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Third Amendment to Credit Agreement; And Second Amendment to Guarantee and Collateral Agreement, dated as of November 10, 2010, among LKQ and LKQ Delaware LLP, as borrowers, and the lenders party thereto.

99.1	LKQ Corporation Press Release dated November 19, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2010

LKQ Corporation

By:	/s/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel

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